[COMISKEY & COMPANY LOGO OMITTED]

June 4, 2004

Board of Directors
Intellectual Technology, Inc.
1040 Joshua Way
Vista, California 92083

Re:   Resignation as Principal Independent Accountant

      In order to comply with the requirements of Section 203 of the Sarbanes Oxley Act of 2002 with regard to audit partner rotation, we confirm that Comiskey & Company, P.C. ("Comiskey") has on this day resigned as principal independent accountant to Intellectual Technology, Inc. (the "Company") effective immediately.

      In this regard, we confirm that, during the Company's two most recent fiscal years and any subsequent interim period preceding the resignation of Comiskey, there were no disagreements with Comiskey that were not resolved on any matter concerning accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Comiskey, would have caused Comiskey to make reference to the subject matter of the disagreements in connection with its reports. Comiskey, as the Company's principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to the Company's financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years, there have been no reportable events.

Very truly yours,

COMISKEY & COMPANY
PROFESSIONAL CORPORATION


By: /s/ Jennifer Maliar, C.P.A.
    Jennifer Maliar, C.P.A.


cc:   Office of the Chief Accountant
      Securities and Exchange Commission
      Stop 9-5
      Washington, D.C. 20549
      Via Fax: (202) 942-9656

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